Exhibit 99.1

For Immediate Release

Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com

Coast Distribution System’s First Quarter 2006 Earnings Increase 13.4%,

Diluted Earnings per Share Increase 20%

Gross Profit Margin improves to 20.6% from 19.4%, Operating Income Increases by 16.8%

MORGAN HILL, Calif., May 9, 2006 — The Coast Distribution System (AMEX: CRV) reported today that its earnings increased 13.4 percent in the first quarter ended March 31, 2006, compared with the same period of last year, on a 3.3 percent increase in sales.

Net earnings totaled $1.1 million, or $0.24 per diluted share, on net sales of $51.5 million for the first quarter of 2006, compared with net earnings of $978,000 or $0.20 per diluted share, on net sales of $49.9 million for the same period of last year. These increases were achieved despite the continued industry-wide downturn in the company’s markets.

Coast, one of North America’s largest suppliers of aftermarket replacement parts, accessories and supplies for the recreational vehicle (RV) and marine industries, attributed its improved first quarter results primarily to growing sales of portable and standby power generators, a new product line first introduced to customers in September 2005.

Gross margin as a percentage of net sales improved to 20.6 percent in the first quarter of 2006 compared with 19.4 percent in the same quarter of last year. The gross margin increase for the quarter reflects a better product mix, including increased margin contributions from the new line of generator products, which more than offset increased freight costs and costs related to the move to the company’s new Visalia, California distribution hub. The new facility was opened in late 2005 primarily to accommodate greater demand for Coast’s products imported from Asia.

“We continue to grow sales and market share, despite the continued industry-wide sales slowdown,” said Coast Chairman and CEO Thomas R. McGuire. “The recently introduced portable and standby power generators have grown into one of our best selling product lines, and we see increased opportunities to market the generators to retailers beyond RV and marine aftermarket retailers. Our introduction of this new line of generator products is a great example of how Coast can help our retail customers grow their market share.”

Mr. McGuire concluded: “We remain optimistic that our sales will continue to grow in 2006, not only because of the contribution that we expect the new generator product line will continue to make to our sales, but also because we believe that the prospects for an improvement in the RV market are good over the short term. Though higher fuel prices remain a concern for the RV and marine markets, consumer confidence hit a four-year high in April 2006, and a recent RV industry survey indicates that 67 percent of RV owners plan on driving more miles this summer, despite the higher fuel prices. Longer term, we are confident that the RV market will continue to expand as more people reach their 50s, a prime buying age for RVs.”

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is a leading supplier of parts, accessories and supplies for recreational vehicles (RVs) and pleasure boats in the U.S. and Canada. Coast supplies its products to its 15,000 customers through 17 distribution centers throughout the U.S. and Canada. Coast is publicly traded on the American Stock Exchange under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and trends in our markets are “forward-looking statements” as defined in the Private Securities Litigations Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties may include, among others: Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats and which, in turn, would affect their purchases of the products we sell; increases in interest rates which affect the availability and affordability of financing for RVs and boats; increases in the costs and shortages in the supply of gasoline which increase the costs of using, and the willingness and ability of consumers to use, RVs and boats; and unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; possible increases in price competition within our markets that could reduce our margins and, therefore, our earnings; our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any single source supplier were to encounter production or other problems; and possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers. Certain of these risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended by Amendment No. 1 on Form 10-K/A, and readers of this news release are urged to review the discussion of those risks and uncertainties that are contained in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this news release or in the above referenced 2005 Annual Report, whether as a result of new information, future events or otherwise.

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THE COAST DISTRIBUTION SYSTEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF EARNINGS

(Dollars in thousands, except per share data)

Three Months Ended March 31,

(Unaudited)

	2006	2005
Net sales	$51,536	$49,877
Cost of sales, including distribution costs	40,928	40,178

Gross profit	10,608	9,699
Selling, general and administrative expenses	8,351	7,766

Operating income	2,257	1,933
Other expense	439	341

Earnings before income taxes	1,818	1,592
Income tax provision	709	614

Net earnings	$1,109	$978

Basic earnings per share	$0.25	$0.21
Diluted earnings per share:	$0.24	$0.20

THE COAST DISTRIBUTION SYSTEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS

(Unaudited, Dollars in Thousands)

	March 31, 2006	March 31, 2005
ASSETS
Current Assets
Cash	$567	$295
Accounts receivable	37,410	37,365
Inventories	42,164	43,676
Other current assets	3,127	3,603

Total current assets	83,268	84,939
Property, Plant and Equipment, net	2,517	2,011
Other Assets	759	804

	$86,544	$87,754

LIABILITIES
Current Liabilities
Accounts payable	$18,244	$22,212
Other current liabilities	2,988	2,722

Total current liabilities	21,232	24,934
Long-term obligations	34,106	33,535
Stockholders’ Equity	31,206	29,285

	$86,544	$87,754